NINTH AMENDMENT AGREEMENT

TO

FINANCING LOCK-UP AGREEMENT

NINTH AMENDMENT AGREEMENT (“Amendment”) dated as of August 6, 2020 to the Second Amended and Restated Committed Facility Agreement dated as of October 8, 2013 (as may be amended, supplemented, or otherwise modified from time to time, the “Agreement”) by and between BNP Paribas Prime Brokerage International, Limited (as successor to BNP Paribas Prime Brokerage International, Ltd.) (“PBIL”) and First Trust Energy Income and Growth Fund (“Customer”), on the other hand;

WHEREAS, the parties hereto desire to amend the Agreement as provided herin.

WHEREAS, after giving effect to the amendments provided herein, the Initial Floating Rate Financing Amount will be $32,800,000, the Fixed Rate Financing Amount will be $47,200,000, and the Total Facility Size will be $80,000,000.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Section 1 of the Agreement (‘Definitions’)
(a)	The definition of “Total Facility Size” in Section 1 of the Agreement, is hereby amended by replacing the number “180,000,000” currently appearing therein with the number “80,000,000.”
(b)	For the avoidance of doubt, the following definition of “Total Facility Size” shall be incorporated in Section 1 of the Agreement and shall replace any previous definitions of “Total Facility Size” therein.

“Total Facility Size” means $80,000,000.”

(c)	The definition of “Initial Floating Rate Financing Amount” in Section 1 of the Agreement, is hereby amended by replacing the number “77,300,000” currently appearing therein with the number “32,800,000.”
(d)	The definition of “Fixed Rate Financing Amount” in Section 1 of the Agreement, is hereby amended and replaced in its entirety with the below:

“Fixed Rate Financing Amount” means “47,200,000.”

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED.

By:	/s/ Robert Luzzo
Name:	Robert Luzzo
Title:	Managing Director

By:	/s/ Jeffrey Lowe
Name:	Jeffrey Lowe
Title:	Managing Director

FIRST TRUST ENERGY INCOME AND GROWTH FUND

(F/K/A ENERGY INCOME AND GROWTH FUND)

By:	/s/ James M. Dykas
Name:	James M. Dykas
Title: